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                                   EXHIBIT 4.2


                              ARTICLES OF AMENDMENT
                   TO THE SECOND AMENDED AND RESTATED CHARTER
                          OF KING PHARMACEUTICALS, INC.

Pursuant to the provisions of Section 48-20-106 of The Tennessee Business Corporation Act, the undersigned Corporation adopts the following articles of amendment to its Second Amended and Restated Charter:

     1.   Name. The name of the Corporation is: KING PHARMACEUTICALS, INC.

     2. Effective Date. This Amendment is to be effective when filed by the Secretary of State.

     3. Amendment. The text of Section 2(a) of the Corporation's Second Amended and Restated Charter shall be deleted and amended to read as follows:

               The total number of shares of common stock that the Corporation shall have authority to issue is 600,000,000, no par value (the "Common Stock"). The total number of shares of preferred stock that the Corporation shall have authority to issue is 15,000,000, no par value per share (the "Preferred Stock").

     4.   For Profit. The Corporation is for profit.

     5. Adoption. The Amendment was duly adopted by the shareholders of the Corporation on May 25, 2006.

     Date: June 16, 2006

                                           KING PHARMACEUTICALS, INC.

                                           /s/ James W. Elrod

                                           By: JAMES W. ELROD
                                               General Counsel and Secretary